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                                                                       EXHIBIT 1


                             STOCK OPTION AGREEMENT


         THE STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of the 27th day of October, 1996, by and among E.P. Family Partners, Ltd., a Colorado limited partnership ("EP"), Hay Foundation, Inc., a Florida not for profit corporation ("Hay"); Tropical Time, Inc., a Florida corporation; and Eliahu Ben Shmuel ("Ben Shmuel") (the foregoing entities and individuals are hereinafter referred to collectively as the "Shareholders" and individually as a "Shareholder"), and Ocean Reef Management, Inc., a Florida corporation (the "Investor").


                                    RECITALS

         A. The Shareholders desire to grant an option to the Investor, and the Investor desires to obtain an option to purchase from the Shareholders an aggregate of 1,609,800 shares (the "Shares") of the common stock, par value $_____ per share (the "Common Stock") of Jan Bell Marketing , Inc., a Delaware corporation ("Jan Bell").


                                   AGREEMENT

         NOW, THEREFORE, in consideration of Investor's contemporaneous payment to the Shareholders of an aggregate of $10.00, the premises and mutual covenants set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor and each Shareholder agree as follows:


                                   ARTICLE I

                                     OPTION

         Section 1.1 Option to Purchase. Subject to the terms and conditions of this Agreement, each of the Investors severally hereby grants to the Investor the option ("Option") to purchase the Common Stock at the Exercise Price (as defined in Section 1.4 hereof), as follows:

                          (a)     from Hay Foundation - 113,000 shares;
                          (b)     from Tropical Time, Inc. - 38,300 shares;
                          (c)     from Eliahu Ben Shmuel -- 1,311,700 shares
                          (d)     from E.P. Family Partners - 146,800 shares

         Section 1.2      Exercise of Option.

                 (a) Each of the Options may be exercised in whole or in part at any time, and from time to time, during the period commencing on the date hereof and ending on the six month anniversary hereof (the "Expiration Date").

                 (b) Investor may exercise each Option by delivering to each of the Shareholders prior to the Expiration Date written notice (the "Option Notice") specifying the total number of Shares of Common Stock that it will purchase pursuant to such exercise, together with a copy of the Option Notice delivered to each other Shareholder. Subject to compliance with subparagraph (a) above, the exercise of the Option shall be effective upon receipt of such Option Notices by the Shareholders (the date of receipt of such Option Notice being herein called the "Notice Date"). If the Option shall be exercised in part the





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Shareholders shall notify the Investor on or before the 5th day subsequent to the Notice Date, the identity of the Shareholder(s) who shall transfer the Common Stock set forth in the Option Notice. Absent such notification, all sales of Common Stock hereunder shall be on a pro rata basis.

         Section 1.3      Closing of Exercise.

         (a) The consummation of any transfer required pursuant to the exercise of an Option created by this Agreement shall constitute the "Closing", and the date and time of such Closing shall constitute the "Closing Date".

         (b) The Closing shall take place at the principal offices of Investor at 10:00 a.m. on the 10th day subsequent to the Notice Date unless the parties agree to another date and place.

         (c) At or prior to the closing, each Shareholder shall deliver to Investor a certificate or certificates evidencing ownership of nor less than that number of shares of Common Stock designated for purchase in the Option Notice of exercise of such Investor's Option accompanied by a duly executed stock power in power in favor of Investor covering the number of shares of stock to be purchase upon such exercise.

         (d) Shareholders hereby represent and warrant to Investor that the shares of Common Stock acquired by Investor upon exercise of the Option shall be acquired free and clear of any liens, encumbrances, security interests, or claims of any type whatsoever (other than any legend on the stock certificates that may be required by federal or state securities laws and a legend referring to the provisions of the Voting Agreement and Irrevocable Proxy executed concurrently herewith). At the Closing, each Shareholder shall deliver to Investor a certificate addressed to Investor stating that as of the Closing Date, such Shareholder has good, indefeasible and marketable title to the Common Stock purchased by Investor upon exercise of the Option and the right to sell, assign and transfer same to Investor free and clear of all security interests, liens, pledges and encumbrances of any kind or character other than restrictions on transfer under federal and state securities laws.

         (e) Unless this Option has expired, this Option shall continue to represent, following the exercise of this Option in part, the right to purchase the number of shares, if any, with respect to which this Option shall not then have been exercised.

         Section 1.4      Exercise Price.

         (a) The exercise price ("Exercise Price") for the shares of Common Stock purchased upon exercise of an Option (either in whole or in part) shall be $4.50 per share, subject to adjustment as provided in Subsection (b), below.

         (b) Subject to any required action by the shareholders of the Company, the number of Shares covered by each Option, as well as the exercise price per share of Common Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company.

         Section 1.5      Method of Payment.

         Payment for the Shares upon exercise of any Option shall be made in cash or wire transfer.

         Section 1.6      Restrictions on Transferability.




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         (a)     Shareholder shall not, without the written consent of Investor, transfer, assign, pledge, hypothecate, sell or in any way alienate or grant any interest in any of the 1,609,800 shares of Common Stock subject to this Option, whether voluntarily or by operation of law, prior to the Expiration Date.

         (b) Any purported transfer of any interest in the Common Stock subject to any Option in violation of the provisions of this Agreement shall be void and ineffectual, shall not operate to transfer any interest in or title to the purported transferee, shall not affect Investor's right to purchase the Common Stock or interest therein purported to be transferred shall remain subject to the provisions of this Agreement.

         Section 1.7 Legend. Shareholders shall promptly take all appropriate action so that at all times prior to the Expiration Date, the shares of Common Stock subject to each Option shall bear a legend to the effect that such shares are subject to the provisions of this Agreement and may not be sold, pledged, transferred, assigned, hypothecated, or otherwise alienated except in compliance with the provisions hereof.

         Section 1.8 Reorganization, Consolidation, Merger, etc. In case the Company after the date hereof shall (a) effect a reorganization, (b) consolidate with or merge with or into any other person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or (c) transfer all or substantially all of its properties or assets to any other person (other than a sale/leaseback, mortgage or other financing transaction) under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, the Investor, upon the exercise of the Option as provided in Section 1.2 hereof at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall be entitled to receive (and the Company shall be entitled to deliver), in lieu of the shares of Common Stock issuable upon such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which the Investor would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such holder had so exercised the Option.


                                   ARTICLE II

                        REPRESENTATIONS OF SHAREHOLDERS

         Section 2.1 Authority. Such Shareholder has the power and authority to execute this Agreement and perform such Shareholder's obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and (assuming the due execution and delivery hereof by the Investor and each of the other Shareholders) constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

         Section 2.2 Ownership and Delivery of Stock. Such Shareholder owns all of the Stock to be sold to the Investor free and clear of any and all pledges, security interests, liens, charges, proxies, calls or other encumbrances of any nature whatsoever. Such Shareholder's delivery of a certificate or certificates representing the Stock being purchased by the Investor pursuant to this Agreement, against payment therefor pursuant to the terms hereof, will transfer valid title to such Stock to the Investor, free and clear of any and all pledges, security interests, liens, charges, proxies, calls, subscriptions, agreements or commitments of any character (other than those arising by or through the Investor), subject only to (i) restrictions arising under applicable Federal and state securities laws, and (ii) the additional restrictions





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and covenants arising under the Voting Agreement and Irrevocable Proxy described in Section 5.2 hereof.


                                  ARTICLE III

                          REPRESENTATIONS OF INVESTOR

         The Investor hereby represents and warrants to the Corporation and Shareholders as follows:

         Section 3.1. Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Investor. Such Investor has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform this obligations hereunder. Assuming the due execution and delivery of this Agreement by each of the Shareholders, this Agreement constitutes the legal, valid and binding obligation of Investor, enforceable in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

         Section 3.2 Access to Information. The Investor has been offered the opportunity to ask questions of, and receive answers from, the Shareholders and to obtain any additional information, to the extent that the Shareholders possess such information or could have acquired it without unreasonable effort or expense, necessary to verify the accuracy of the information with respect to Jan Bell, delivered to Investor and has in general had access to all information such Investor has deemed material to an investment decision with respect to the purchase of the Shares.

         Section 3.3 Certain Risks. The Investor understands the speculative nature of and risks involved in the proposed investment in Jan Bell, and all matters relating to the structure and the operations of Jan Bell have been discussed and explained to Investor's satisfaction.

         Section 3.4 The Investor. The Investor is an "accredited investor," as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

         Section 3.5 Reliance on Representations. The Investor has discussed with, and relied upon the advice of such Investor's counsel with regard to, the meaning and legal consequences of such Shareholder's representations and warranties herein and the considerations involved in making an investment in the Corporation, and the Investor understands that the Corporation and Shareholders are relying on the information set forth herein.

         Section 3.6 Restrictions on Transfer. The Investor understands that (i)the shares of Stock to be sold to the Investor pursuant to this Agreement are "restricted securities" within the meaning of Rule 144 ("Rule 144") of the Securities Act of 1933, as amended (the "Securities Act"); (ii)the sale of such securities has not been nor will it be registered under the Securities Act; (iii)such securities must be held indefinitely and that no transfer of such securities may be made by the Investor unless (A) the sale of such securities has been registered under the Securities Act and any applicable state securities laws, or (B)an exemption from registration is available under applicable state securities laws and the Securities Act, including in accordance with the terms and conditions of Rule 144; and (iv)in any event, the exemption from registration under Rule 144 will not be available unless such securities have been beneficially owned for at least two years.





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                                   ARTICLE IV

                                   COVENANTS

         From and after the date of this Agreement and until the earlier of the Closing and Expiration Date (if the Option Notice has not been theretofore delivered).

         Section 4.1 Access to Information. The Shareholders shall use their best efforts to permit Investor and its authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of the Shareholders at all times during normal business hours as reasonably requested by Investor for the purpose of conducting an investigation of the Jan Bell's financial condition, corporate status, operations, prospects, business and assets. The Shareholder shall make available to Investor for examination and reproduction all documents and data of every kind and character relating to the Jan Bell in possession or control of, or subject to reasonable access by, the Shareholder, including, without limitation, all files, records, data and information relating to the assets (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.

         Section 4.2 Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to permit Investor to consummate the purchase of the Shares pursuant hereto, including, without limitation, using their reasonable efforts to obtain all authorizations, consents and approvals of any regulatory authority or other Person which are required for or in connection with such purchase.


                                   ARTICLE V

                              ADDITIONAL AGREEMENT

         Section 5.1 Confidentiality. The Investor shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind made available to Investor pursuant to Section 4.1 or otherwise concerning the transactions contemplated by this Agreement, Jan Bell or its business; provided, however, that the foregoing obligation of confidence shall not apply to information that is or becomes generally available to the public other than as a result of a disclosure by the Investor or any of his agents, accountants, legal counsel or other representatives or advisers. This covenant shall survive the Closing for a period of one (1) year.

         Section 5.2 Voting Agreement. Contemporaneously herewith, each of the Shareholders is executing and delivering to Investor a Voting Agreement and Irrevocable Proxy with respect to the Shares of Common stock subject to this Option Agreement.


                                   ARTICLE VI

                                 MISCELLANEOUS

         Section 6.1      Notices.

                 (a) Addresses. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered, telexed





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or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows. The addresses of the Corporation, the Shareholders and the Investor, which shall be considered to be their last known addresses unless subsequently changed in accordance with the provisions of this Agreement, are as follows:

         IF ANY SHAREHOLDER:            c/o Eliahu Ben Shmuel
                                        16300 N.E. 19th Avenue, Suite 206
                                        Miami Beach, FL 33162


         IF THE INVESTOR:               ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________

Any party may change its address for the purposes of this Agreement by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

                 (b) Form of Notice. Any notice or communication hereunder must be in writing, and may be personally delivered or given by registered or certified mail, return receipt requested, and if given by registered or certified mail, shall be deemed to have been given and received forty-eight hours after deposit in the United States mail of a registered or certified letter, return receipt requested, containing such notice, properly addressed, with postage prepaid; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when received by the party to whom it is addressed at the time received.

                 (c) Failure to Notify of Changed Address. It shall be the responsibility of each of the parties to this Agreement to notify all other parties of their respective addresses and any changes thereof, and any objections to the performance of any act required hereunder based upon a failure to receive a notice mailed in conformity with the provisions of this Agreement shall be meritless.

         Section 6.2 Modification. This Agreement may only be amended, terminated or modified by the written consent of all parties.

         Section 6.3 Successors. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors, executors and assigns, and the parties hereto do covenant and agree that they themselves and their respective heirs, executors, successors, administrators and assigns will execute any and all instruments, releases, assignments and consents that may be reasonably required of them to more fully execute the provisions of this Agreement.

         Section 6.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall serve as an original for all purposes, but all copies of which shall constitute but one and the same Agreement.

         Section 6.5 Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions thereof.

         Section 6.6 Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Florida.





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         Section 6.7      Waiver.  The waiver by any party hereto of a breach
of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

         Section 6.8 Entire Agreement. This Agreement constitutes the entire Agreement of the parties hereto with respect to the transactions contemplated hereby, and it is hereby agreed that any prior oral or written agreements concerning the sale or disposition of Stock shall be null and void.

         Section 6.9 Severability. If any provision of this Agreement shall be held to be illegal or unenforceable, such illegality or unenforceability shall extend to that provision solely, and the remainder of this Agreement shall be enforced as if such illegal or unenforceable provision were not incorporated herein.

         Section 6.10 Specific Performance. The right to own and vote the Shares is hereby declared by the parties hereto to be a unique right, the loss of which is not susceptible to monetary quantification. Consequently, the parties hereto agree that an action for specific performance of the purchase and sale obligations created by this Agreement is a proper remedy for the breach of its provisions. If the parties to this Agreement are forced to institute legal proceedings to enforce their rights in accordance with the provisions of this Agreement, they shall be entitled to recover their reasonable attorneys' fees and court costs incurred in enforcing such rights.

         Section 6.11 Stock References. References to "Shares" herein shall mean (i)any Share purchased or otherwise acquired by the Investor,
(ii)any equity securities issued or issuable directly or indirectly with respect to the Share referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii)any other shares of any class or series of capital stock of the Corporation held by the Investor.

         IN WITNESS WHEREOF, the parties to this Agreement have hereunto set their names as of the date first above written.


                                        OCEAN REEF MANAGEMENT, INC.


                                        By:  /s/ Joel Eidelstein
                                           -------------------------------------
                                              Joel Eidelstein, President

                                        E.P. FAMILY PARTNERS, LTD.


                                        By:  /s/ Eliahu Ben Shmuel
                                           -------------------------------------
                                              Eliahu Ben Shmuel, General Partner

                                            /s/ Eliahu Ben Shmuel
                                        ----------------------------------------
                                              Eliahu Ben Shmuel, Individually


                                        HAY FOUNDATION, INC.


                                        By:  /s/ Eliahu Ben Shmuel
                                           -------------------------------------
                                              Eliahu Ben Shmuel, President





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